                             SETTLEMENT AGREEMENT


     Michael D. Edwards and Marieke G. Edwards, individually as "Mr. Edwards" and "Mrs. Edwards", respectively, and collectively as "the Edwards", and First Community Bank and First Community Financial Group, collectively as "the Bank", intending to settle and resolve all possible disputes related in any way to Mr. Edwards' employment by the Bank or Prairie Security Bank, memberships on the Bank Boards or Prairie Security Bank's Board of Directors, and/or any other relationships with the Bank and/or Prairie Security Bank and the ending of those relationships, and/or related in any way to Mr. Edwards' Bank stock options and stock, agree as follows:

     1. All parties acknowledge that they enter into this Agreement knowingly and voluntarily with advice of counsel. As contemplated by the federal Age Discrimination in Employment Act ("ADEA"), Mr. Edwards specifically acknowledges that he has had sufficient time to consider carefully the terms of this Agreement and to consult with an attorney of his choice, which he is hereby advised to do before signing this Agreement.

     2. Mr. Edwards' thirty days of paid administrative leave ended July 18, 1997, which date is deemed to be the effective date of his resignations from Bank employment and Bank Board memberships. Mr. Edwards hereby confirms his resignations from said employment and Board positions and agrees to complete any necessary forms to reflect his resignations. Mr. Edwards agrees not to seek rehire as an employee of the Bank or to seek a position on either Bank Board. Mr. Edwards acknowledges that his salary has been paid through the last day of his administrative leave.

     3. So long as the Edwards are not in breach of this Agreement, the Bank agrees to do the following:

          a. Within two business days after receipt by Bank counsel Alice F. Gustafson of properly executed duplicate originals of this Agreement, including the attached Non-Revocation Statement, deliver to the Edwards' counsel, Cynthia D. Turner, a check for $130,000 for general compensatory damages, payable to Owens Davies Mackie, P.S. in Trust for Michael D. Edwards, and a check for $30,000 for attorneys' fees, payable to Owens Davies Mackie, P.S.

          b. For the period beginning August 1, 1997 and ending December 31, 2001, pay Mr. Edwards as general compensatory damages and in consideration for the noncompete provisions in paragraph 15 below one hundred six (106) payments of $3,490.57 each, payable semi-monthly. Although not wages, the parties agree that for the Bank's convenience, such payments will be made on the Bank's regular semi-monthly paydays during said period, except that any payment due prior to the


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     execution by the Edwards of this Agreement will be made to Mr. Edwards within two business days following the receipt by Ms. Gustafson of properly executed duplicate originals of this Agreement. Payments pursuant to this paragraph will be made by mailing checks to Mr. Edwards at his residence.

          c. For the period beginning August 1, 1997 and ending December 31, 2001, pay $160 per month to Mr. Edwards to defray the cost of any medical insurance coverage Mr. Edwards may elect to continue under COBRA or may otherwise purchase. Payments pursuant to this paragraph will be made by mailing checks each month on the first of the Bank's two regular semi-monthly paydays to Mr. Edwards at his residence, except that any payment due prior to the execution by the Edwards of this Agreement will be made to Mr. Edwards within two business days following the receipt by Ms. Gustafson of properly executed duplicate originals of this Agreement.

The Bank will also provide one fully executed original of this Settlement Agreement to Ms. Turner as soon as reasonably practical.

     4. The Bank agrees to buy, and the Edwards agree to sell, the Edwards' present 3,949 shares of Bank stock, together with any additional shares distributed as stock dividends on said shares, for a cash price of $80,000 no earlier than February 10, 1998 and no later than July 1, 1998.

     5. The Bank hereby extends the deadline to July 1, 1999 for the exercise by Mr. Edwards of his presently vested stock options for 15,657 shares. In all other respects, the terms of said options, including without limitations, those provisions regarding adjustments based on changes in capitalization, remain the same. The parties acknowledge that the current exercise price for such options is $8.18 per share.

     6. The parties agree that any stock options of Mr. Edwards which were not vested as of July 18, 1997, including those for 40,000 shares granted pursuant to Mr. Edwards' Employment Agreement with the Bank dated September 11, 1996 and those for 7,829 shares granted pursuant to an agreement between Mr. Edwards and Prairie Security Bank are canceled upon execution by all parties of this Agreement. The Edwards acknowledge that there are no other unvested options.

     7. The Bank agrees to pay the full mediation fee for the mediation conducted by Elizabeth Martin.


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     8.   Mr. Edwards agrees to purchase the Bank automobile he presently uses for $23,600, which amount shall be offset against the payment to be made by the Bank pursuant to paragraph 3a above.

     9. With the exception of the laptop computer and the pager currently in his possession, Mr. Edwards agrees to return all Bank keys, credit cards, cellular telephones and other property of the Bank which he may have, or have control of, by delivering same no later than the time of his execution of this Agreement to Ms. Turner, who will make such items immediately available to the Bank. Mr. Edwards agrees to purchase the pager for $50, which amount shall be offset against the payment to be made under paragraph 3a above. Further, the Bank may offset against the payment to be made by it pursuant to paragraph 3a above, monies Mr. Edwards owes to the Bank to settle his expense accounts. Mr. Edwards will promptly pay any of his expenses reflected on credit card statements received after the date of this Agreement. In addition, Mr. Edwards is responsible for all personal charges on his credit card, pager and cellular telephones, regardless of when incurred. All such charges and all other sums, if any, which Mr. Edwards owes the Bank, may be offset against sums owed him by the Bank pursuant to this Agreement. The Bank will provide documentation of any such charges and offsets to Mr. Edwards.

     10. The Bank has delivered Mr. Edwards' mail and the personal possessions from his Bank office to Ms. Turner. The Bank agrees to forward any personal mail that it receives in the future for Mr. Edwards to his residence.

     11. Mr. Edwards agrees to cooperate with the Bank and its attorneys in the Bank's defense of any and all litigation and disputes which are based on events that occurred during the term of his employment by the Bank or Prairie Security Bank, as the case may be, including but not limited to the presently pending lawsuit by Plaintiff Jamie Riveness. Mr. Edwards acknowledges that he will not be paid a fee by the Bank for his time spent in complying with this paragraph, other than statutorily provided witness fees and expenses.

     12. The parties agree that the First Community Bank of Washington Employment Agreement for Mr. Edwards dated September 11, 1996 is terminated and the terms of this Agreement are intended to supersede the terms of said Employment Agreement. With respect to rights under his Executive Supplemental Income Agreement, the parties agree that Mr. Edwards, at retirement, is entitled to the Actuarially Determined Amount of his Retirement Benefit accrued through June 18, 1997, which the parties agree is $15, 104.10. Said Retirement Benefit of $15,104.10 is to be paid as a lump sum upon Mr. Edwards' request but no later than within a reasonable period after he attains age 65. Further, the parties agree that the Death Benefit provided by Mr. Edwards' Executive Supplemental Income Agreement is $33,908 in the first year following his death, $25,431


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

for each of the next four years and $16,954 for each of the next ten years after that, but that Mr. Edwards is entitled to such Death Benefit only if he dies prior to receiving said Retirement Benefit. The Bank acknowledges that nothing in this Agreement is intended to be a waiver of Mr. Edwards' rights in his 401(k) plan or KSOP.

     13. Mr. Edwards acknowledges that in the course of his employment with First Community Bank and Prairie Security Bank and his service as a member of the Bank Boards of Directors and of the Prairie Security Bank Board of Directors, he has obtained knowledge of confidential information and other secrets concerning the Bank and Prairie Security Bank and their business and affairs which are valuable to the Bank and which it does not want disclosed. Mr. Edwards promises to maintain all such information on a confidential basis and not to disclose it to any third party, without the Bank's express written consent. This promise of Mr. Edwards is intended to and will apply in the broadest sense possible to information regarding the Bank's business activities and customers and is not intended to be limited solely to matters which might meet the legal definition of "trade secrets" under Washington law. Confidential information shall not include any information which is otherwise in the public domain or which was lawfully received by Mr. Edwards from a source other than the Bank, which source was not under any obligation of confidentiality to the Bank.

     14. Through the period ending December 31, 2001, Mr. Edwards shall not induce or attempt to induce any Bank employee to leave the employ of the Bank or in any way interfere with the relationship between the Bank and any employee of the Bank. Further, through the period of payments to be made pursuant to paragraphs 3b and 3c above, Mr. Edwards agrees not to induce or attempt to induce any customer, shareholder, trade association, supplier, licensee, or other person or business to change its relationship with the Bank.

     15.  The parties agree to the following noncompete provisions:

          a. Until the end of the period of payments to be made pursuant to paragraphs 3b and 3c above, Mr. Edwards shall not in Thurston, Pierce, Lewis, Mason or Grays Harbor Counties (the "Noncompetition Area"):
     a) engage in efforts to organize or invest in a new financial institution (for purposes of this Agreement, "financial institution" is defined to be a bank, mortgage company, or other entity in the business of making commercial, consumer or real estate loans or loan equivalents) or b) work as an executive or senior level officer, manager, loan officer, loan representative or consultant or seek business for a financial institution.

          b. If Mr. Edwards has violated these noncompete provisions, the Bank will advise him in writing and Mr. Edwards will have ten calendar days following the date of such notice to cure such violation. The Bank may not exercise any


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

     remedies hereunder unless and until such ten day period has expired without cure of such violation.

          c. Mr. Edwards agrees to submit annually by April 15 of each year copies of all W-2 and 1099 forms reporting income paid to him during the previous tax year and copies of the first two pages of his completed 1040 form for said year to his counsel, who will then verify that all W-2 and 1099 forms have been included. Said counsel will then forward copies of all of said W-2 and 1099 forms (amounts paid may be redacted) to Graham & Dunn at its Seattle office, together with said counsel's certification that the income shown on the W-2 and 1099 forms is consistent with the 1040.
     The Bank acknowledges that Graham & Dunn will not advise the Bank of any information in such forms, unless the firm in good faith perceives a breach of this Agreement. The obligations in this paragraph apply only to tax years in which Mr. Edwards is subject to these noncompete provisions, for either the entire year or part of it.

          d. After July 15, 1999, Mr. Edwards may engage in activity prohibited by these noncompete provisions, but all Bank payment obligations pursuant to paragraphs 3b and 3c above will cease as of the date of his first engaging in such activity. Mr. Edwards agrees to give the Bank reasonable advance notice of his intent to engage in such activity.

          e. Mr. Edwards' activities in various national trade associations (including their for-profit subsidiaries which may serve financial institutions in the Noncompetition Area, but excluding those for-profit subsidiaries which may provide services in competition with the Bank) or his service as an expert witness (other than in litigation against or involving the Bank) or consultant to law firms on specific litigation (other than on litigation against or involving the Bank) shall not constitute violations of these noncompete provisions.

          f. The parties agree that if a trial judge with jurisdiction over a dispute related to this Agreement should determine that the noncompete provisions set forth in this Agreement are unreasonably broad, the parties authorize said trial judge to narrow same so as to make them reasonable, given all relevant circumstances, and to enforce same.

     16. Mr. Edwards acknowledges that his breach of paragraphs 13, 14 or 15 above would cause irreparable injury and damage which cannot be reasonably or adequately compensated by damages. Therefore, in addition to any other remedies available to the Bank, Mr. Edwards agrees that the Bank will have the right to seek to enjoin any acts contrary to the terms of those paragraphs and that injunctive relief would be an appropriate remedy.


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

     17. The Bank's obligations hereunder are in full settlement of any and all claims in connection with Mr. Edwards' employment by First Community Bank and Prairie Security Bank, memberships on the Bank Boards and Prairie Security Bank's Board of Directors, and/or any other relationships with the Bank and/or Prairie Security Bank and the ending of those relationships and in connection with the Edwards' Bank stock and Mr. Edwards' stock options which were not vested as of July 18, 1997, including but not limited to any claims which could be made under any stock option agreement, any implied or express contract, the ADEA, or any other federal, state or local law (statutory or common). The Edwards accept the Bank's undertakings in this Agreement as full settlement of any and all such claims against the Bank and/or its shareholders, directors (in their capacity as directors), and employees, known or unknown, including but not limited to any claim for attorneys' fees. The Edwards realize this constitutes a full and final settlement of any and all such claims, and, except only for the obligations undertaken in this Agreement, this settlement releases the Bank (and its shareholders, directors (in their capacity as directors) and employees, and anyone else against whom the Edwards could assert a claim related to said relationships and their ending, and the spouses and marital communities of all such individuals), from any further liability to the Edwards (or to anyone whom either has the power to bind in this settlement) in connection with such claims. This settlement is not an admission that the Bank or any other person or organization violated any law or failed to fulfill any duty to the Edwards.

     18. The Edwards' obligations hereunder are in full settlement of any and all claims in connection with Mr. Edwards' employment with First Community Bank and Prairie Security Bank and memberships on the Bank's Boards and Prairie Security Bank's Board of Directors, and/or any other relationships with the Bank and/or Prairie Security Bank and the ending of those relationships, including but not limited to any claims which could be made under any implied or express contract or any other federal, state or local law (statutory or common), but excluding any claims arising from acts and omissions which were intentional and contrary to statutory or common law or which resulted in an improper personal benefit to Mr. Edwards. The Bank accepts the Edwards' undertakings in this Agreement as full settlement of any and all such claims against the Edwards, known or unknown, including but not limited to any claim for attorneys fees. The Bank realizes this constitutes a full and final settlement of any and all such claims, and, except only for the obligations undertaken in this Agreement, this settlement releases the Edwards (and anyone else against whom the Bank could assert a claim related to said relationships and their ending, and the spouses and marital communities of all such individuals), from any further liability to the Bank (or to anyone the Bank has the power to bind in this settlement) in connection with such claims. This settlement is not an admission that the Edwards violated any law or failed to fulfill any duty to the Bank.

     19. The parties acknowledge that the mutual releases set forth in the above two paragraphs are not intended to abridge or alter any indemnification rights Mr. Edwards may have for his service as a member of the Bank's Boards or the Board of Prairie Security


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

Bank as provided in the Articles of Incorporation and Bylaws of the Bank as of the date of this Agreement or as they may hereafter be amended.

     20. In the absence of a valid court order requiring disclosure or as otherwise required to comply with the law, the Edwards agree to keep confidential the negotiations regarding the terms of this Agreement and the terms themselves, except only as to the Edwards' attorneys and financial advisors, who shall be instructed by the Edwards to keep same confidential as well. In the absence of a valid court order requiring disclosure or as otherwise required to comply with the law, the Bank agrees to keep confidential the negotiations regarding the terms of this Agreement and the terms themselves, except only a) as to present and future employees who have a need to know and present and future Bank Board members, attorneys and accountants, all of whom shall be instructed by the Bank to keep same confidential as well, and b) in those instances where the Bank in its good faith business judgment is required to make disclosures.

     21. The parties agree that their comments to persons or entities not covered by the exceptions to the confidentiality provisions in paragraph 20 above will be limited to the substance of the material contained in the attached Joint Statement. In other words, for example, if Mr. Edwards is asked to comment on his separation from the Bank by anyone other than his attorneys or financial advisors, his comments will be limited to the substance of the material contained in said Joint Statement.

     22. The parties shall refrain from making any disparaging remarks or statements about each other.

     23. In the event of a dispute regarding the terms of this Agreement and compliance with it, the parties agree to submit any such disputes to mediation by a mutually acceptable mediator and then, if such dispute is not resolved fully by mediation, to binding arbitration, the latter to be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that the substantially prevailing party in any such dispute shall be entitled to recover its/their costs and reasonable attorneys' fees from the other party(ies).

     24. The release provisions of this Agreement will remain in full force and effect, except only to the extent revoked by Mr. Edwards pursuant to paragraph 26 below, even if a provision of this Agreement is breached.


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     25.  The invalidity or unenforceability of all or part of any provision of this Agreement will in no way affect the validity or enforceability of any other provision of this Agreement.

     26. Mr. Edwards understands that he may revoke his release of claims under the ADEA during the seven days following his signing of this Agreement.
 He further understands that the release of any ADEA claims will not become effective or enforceable and the Bank will not be obligated to make the payments specified in paragraph 3a above until the seven day revocation period has expired and he has properly executed the attached Non-Revocation Statement.

     27. This Agreement shall be binding upon the parties hereto, the Edwards' heirs, and the Bank's successors and assigns. Without limiting the foregoing, the Bank acknowledges and agrees that all payments due Mr. Edwards hereunder shall continue to be paid in accordance with this Agreement notwithstanding his death.

     28. Any demand, request or notice which either party hereto desires or may be required to make or deliver to the other shall be in writing and shall be deemed given when delivered by facsimile, personally delivered, delivered by private courier service (such as Federal Express), or three days after being deposited in the United States Mail in registered or certified form, return receipt requested, addressed as follows:


               To Edwards:         Michael D. Edwards
                                   920 East Bay, Unit 3D-301
                                   Olympia WA 98506

               With a copy to:     Owens Davies Mackie, P.S.
                                   926 24th Way SW
                                   P.O. Box 187
                                   Olympia WA 98507
                                   Attn:  Brian L. Budsberg


               To the Bank:        First Community Bank
                                   721 College Street SE
                                   P.O. Box 3800
                                   Lacey WA 98509-3800
                                   Attn:  Ken F. Parsons, Sr.


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               With a copy to:     Graham & Dunn PC
                                   1420 Fifth Avenue, 33rd Floor
                                   Seattle WA 98101
                                   Attn:  Alice F. Gustafson

or to such other single address and person as either party may communicate to the other by like written notice.


               EXECUTED as of the dates indicated below.



                                   FIRST COMMUNITY BANK



Date:____________________          By_________________________________

                                   Its________________________________


                                   FIRST COMMUNITY FINANCIAL GROUP



Date:____________________          By_________________________________

                                   Its________________________________



Date:____________________          ___________________________________
                                   MICHAEL D. EDWARDS



Date:____________________          ____________________________________
                                   MARIEKE G. EDWARDS


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                           NON-REVOCATION STATEMENT


               I declare that I have not revoked my release of claims under the Age Discrimination in Employment Act during the seven days following my execution of my Settlement Agreement with First Community Bank and First Community Financial Group and that such release is now effective and enforceable.



               Date:____________________




                                   _______________________
                                   MICHAEL D. EDWARDS


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